Exhibit 15.2

September 20, 2021

Verano Holdings Corp

415 N. Dearborn – 4th Floor

Chicago, IL 60654

Consent of Independent Registered Accounting Firm

We hereby consent to the use in this Registration Statement on Form 20-F (the “Registration Statement”) of Verano Holdings Corp. (the “Company”) of our reports dated March 26, 2021 and October 21, 2020, respectively, relating to the financial statements of Plants of Ruskin GPS, LLC dba AltMed Florida and Affiliate for the years ended December 31, 2020 and 2019. We consent to the references to our firm under the headings “Auditors” in the Item 1.C of this Registration Statement and “Change in Registrant’s Certifying Accountant” in Item 16F of this Registration Statement, and agree with the statements regarding our firm made therein.

Sincerely,

Hill, Barth & King LLC

3838 Tamiami Trail N Suite 200

Naples, FL 34103

HILL, BARTH & KING LLC | 3838 TAMIAMI TRAIL NORTH, SUITE 200 NAPLES, FLORIDA 34103 | TEL 239-263-2111 FAX 239-263-0496 | HBKCPA.COM